Exhibit 8.1

Seyfarth Shaw LLP 620 Eighth Avenue New York, New York 10018 T (212) 218-5500 F (212) 218-5526 www.seyfarth.com

November 5, 2020

Acadia Realty Trust
411 Theodore Fremd Ave, Suite 300
Rye, New York 10580

Re:	Tax Opinions

Ladies and Gentlemen:

We have acted as tax counsel to Acadia Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 to be filed by the Company, on the date hereof, with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration of common shares of beneficial interest, preferred shares of beneficial interest, depositary shares, warrants, subscription rights, share purchase units or contracts, units and debt securities. You have requested our opinions as to certain United States federal income tax matters in connection with the Registration Statement.

The Company is the sole general partner of Acadia Realty Limited Partnership, a Delaware limited partnership (the “Partnership”), and all of the Company’s assets are held by, and all of its operations are conducted through, the Partnership. The Partnership owns equity interests in existing retail real property (and certain other real property) and associated personal property (the “Properties”). The Partnership owns some of the Properties directly and owns the remaining Properties through limited liability companies or subsidiary partnerships (individually or collectively, the “Subsidiary Partnerships”).

In connection with the opinions rendered below, we have examined the following:

I.	the Declaration of Trust of the Company, as amended, as filed with the State Department of Assessment and Taxation of Maryland;

II.	the Company’s Amended Bylaws;

III.	the Registration Statement and the prospectus filed as part of the Registration Statement (the “Prospectus”);

IV.	the Amended and Restated Limited Partnership Agreement of the Partnership;

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V.	the certificate, dated the date hereof (the “Officers’ Certificate”), executed and delivered by an officer of the Company, relating to, among other things, certain factual matters, plans and intentions of the Company relevant to its qualification for election and status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”); and

VI.	such other documents as we have deemed necessary or appropriate for purposes of rendering these opinions.

In connection with the opinions rendered below, we have assumed that:

I.	each of the documents referred to above (and any and all amendments thereto) has been duly authorized, executed, and delivered, is authentic, if an original, or is accurate, if a copy, and has not been amended or revoked, and is currently in full force and effect;

II.	during each taxable year, including its short taxable year ending December 31, 1993, the Company has operated and will continue to operate in such a manner that will make the representations contained in the Officers’ Certificate true for such taxable years;

III.	the Company will not make (nor will it cause or permit to be made) any amendments to its organizational documents or to the organizational documents (including the partnership, operating and/or limited liability company agreement) of the Partnership or of any Subsidiary Partnership after the date of this opinion that would affect the Company’s qualification as a REIT under the Code for any taxable year; and

IV.	neither the Partnership nor any Subsidiary Partnership will make an election to be treated as an association taxable as a corporation or other than as a partnership pursuant to Treasury Regulations Section 301.7701-3.

For purposes of rendering our opinions, we have made such factual and legal inquiries, including by examination of the documents set forth above and discussions with certain Company personnel, including the Company’s tax director, as we have deemed necessary or appropriate for purposes of our opinions. However, we have not made any independent investigation of the facts contained in the documents or assumptions set forth above or the representations set forth in the Officers’ Certificate. We consequently have relied upon the representations in the Officers’ Certificate that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects relevant to our opinions. We are not aware of any facts inconsistent with the facts contained in the documents and assumptions set forth above or representations set forth in the Officers’ Certificate.

In addition, to the extent that any of the representations provided to us in the Officers’ Certificate are with respect to matters set forth in the Code or the Treasury Regulations promulgated thereunder, we have reviewed with the individual making such representations the relevant provisions of the Code and the applicable Treasury Regulations and are reasonably satisfied that such individual understands such provisions and is capable of making such representations.

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Based on the documents and assumptions set forth above, the representations set forth in the Officers’ Certificate, and the discussion in the Prospectus under the caption “Certain U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(A)	commencing with the Company’s taxable year ended December 31, 2001, the Company has qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

(B)	the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Certain U.S. Federal Income Tax Considerations” is correct in all material respects, and the discussion contained therein fairly summarizes the United States federal income tax considerations that are material to a holder of the Company’s common shares of beneficial interest; and

(C)	the Partnership and each of the Subsidiary Partnerships, except Acadia Self Storage Management Investment Company LLC, A-K JV I LLC, Acadia Fund IV Investments LLC, and BKLYN Studios LLC, which have elected to be treated as taxable REIT subsidiaries, will be treated for United States federal income tax purposes as a partnership or a disregarded entity and not as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation.

We undertake no obligation to advise you of any changes in our opinions subsequent to the delivery of this letter. The Company’s qualification and taxation as a REIT under the Code depends upon the Company’s ability to meet on a continuing basis, through actual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officers’ Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its gross income, the composition of its assets, the level of the Company’s distributions to its stockholders and the diversity of the Company’s stock ownership for any given taxable year will satisfy the requirements for qualification and taxation as a REIT under the Code.

The foregoing opinions are based on current provisions of the Code and the Treasury Regulations, published administrative interpretations thereof, and published court decisions, any of which could be changed at any time, possibly on a retroactive basis. The Internal Revenue Service has not issued Treasury Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification under the Code. No assurance can be given that the law will not change in a manner that will prevent the Company from qualifying as a REIT under the Code, or the Partnership from being classified as a partnership for federal income tax purposes.

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We hereby consent to the references to Seyfarth Shaw LLP under the captions “Certain U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to any other United States federal tax matters or to any issues arising under the tax laws of any state or locality or foreign jurisdiction. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Very truly yours,

/s/ Seyfarth Shaw LLP

Seyfarth Shaw LLP